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                                                                     Exhibit 5.2

                                          August 10, 1999


priceline.com Incorporated
Five High Ridge Park
Stamford, Connecticut 06905

                           Re:      priceline.com Incorporated
                                    REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

                  I am Senior Vice President, General Counsel and Secretary of priceline.com Incorporated, a Delaware corporation (the "Company"), and have acted as general counsel to the Company in relation to the public offering by the Company and certain selling stockholders of the Company (the "Selling Stockholders") of up to 6,325,000 shares (the "Shares") of the Company's common stock, par value $0.008 per share (the "Common Stock"). Of the Shares, 2,000,000 shares of Common Stock (the "Primary Shares") are being sold by the Company and up to 4,325,000 shares of Common Stock (the "Secondary Shares") are being sold by the Selling Stockholders, including 825,000 shares of Common Stock to be sold by the Selling Stockholders if the underwriters (the "Underwriters") exercise their over-allotment option.

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                  In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-1 (File No. 333-83513) as filed with the Securities and Exchange Commission (the "Commission") on July 23, 1999 under the Act; (ii) Amendment No. 1 to the Registration Statement as filed with the Commission on August 2, 1999 under the Act; (iii) Amendment No. 2 to the Registration Statement as filed with the Commission on August 10, 1999 under the Act (such Registration Statement, as so
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amended, being hereinafter referred to as the "Registration Statement"); (iv) a specimen certificate representing Common Stock; (v) the Certificate of Incorporation of the Company, as currently in effect and as in effect at the time of original issuance and sale of the Secondary Shares; (vi) the By-Laws of the Company, as currently in effect and as in effect at the time of original issuance and sale of the Secondary Shares; (vii) certain resolutions of the Board of Directors of the Company, relating to the original issuance and sale of the Secondary Shares and related matters; (viii) the Participation Warrant Agreement, dated August 31, 1998, between the Company and Delta Air Lines, Inc. ("Delta"), as amended on December 31, 1998 (the "Delta Warrant"); and (ix) cross receipts, acknowledgments and other documents evidencing receipt by the Company of the original issue price for the Secondary Shares, but excluding the Secondary Shares (the "Delta Secondary Shares") to be issued on exercise by Delta of warrants pursuant to the Delta Warrant immediately prior to sale of the Secondary Shares to the Underwriters. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

                  In rendering the opinion set forth in paragraph 2 below, I have also assumed, with your consent, that the certificates representing the Delta Secondary
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Shares will be manually signed by one of the authorized officers of the Transfer
Agent and Registrar for the Common Stock and registered by such Transfer Agent and Registrar and will conform to the specimen thereof examined by me.

                  I am the Senior Vice President, General Counsel and Secretary of the Company, and have held such position since September 1998. I am admitted to the bar in the State of Connecticut and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

                  Based upon and subject to the foregoing, I am of the opinion that

                  1. The original issuance and sale of the Secondary Shares (other than the Delta Secondary Shares) has been duly authorized by the Company, and such Secondary Shares are validly issued, fully paid and nonassessable shares of Common Stock.

                  2. The issuance and sale of the Delta Secondary Shares has been duly authorized by the Company and when Delta has duly exercised its warrants for the issuance of the Delta Secondary Shares and paid the exercise price for such warrants to the Company and the Company has issued and delivered Common Stock comprising the Delta Secondary Shares to Delta, in each case in accordance with the Delta Warrant, the Delta Secondary Shares will have been validly issued, fully paid and nonassessable shares of Common Stock.

                  I hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                                 Very truly yours,